Mail Stop 6010


September 1, 2005


Via Facsimile and U.S. Mail

Ms. Kimiko Milheim
Chief Financial Officer
Logic Devices Incorporated
395 West Java Drive
Sunnyvale, CA 94089

	Re: 	Logic Devices Incorporated
		Form 10-K for the fiscal year ended September 30, 2004
		Filed December 20, 2004
      SEC File No. 0-17187


Dear Ms. Milheim:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Martin F. James
							Senior Assistant Chief
Accountant

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Ms. Kimiko Milheim
Logic Devices Incorporated
August 10, 2005
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